Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS SECOND QUARTER 2019 RESULTS

IRVING, Texas (August 1, 2019) - Fluor Corporation (NYSE: FLR) today announced financial results for its second quarter ended June 30, 2019. The second quarter was a net loss attributable to Fluor of $555 million, or $3.96 per diluted share, compared to net earnings of $115 million, or $0.81 per diluted share a year ago. Consolidated segment loss for the quarter was $573 million compared to a profit of $194 million a year ago. Second quarter revenue was $4.1 billion compared to $4.9 billion last year.
Earnings attributable to Fluor were negatively impacted by pre-tax charges of $714 million. These charges were the result of an operational and strategic review of Fluor’s businesses, as well as project developments during the quarter. This review included meetings with clients, subcontractors and suppliers, and settlements of outstanding claims. Results for the second quarter also include $46 million, related to restructuring charges for Fluor’s Stork and equipment business operations.
New awards for the quarter were $2.4 billion, including $732 million in Energy & Chemicals, $574 million in Diversified Services, $544 million in Government and $510 million in Mining, Industrial, Infrastructure & Power. Consolidated ending backlog of $35.5 billion compares to $29.3 billion a year ago.
"We understand the implications of the magnitude of these results,” said Carlos Hernandez, Fluor’s chief executive officer. “During the quarter, we commenced a comprehensive operational and strategic review of Fluor’s businesses. These charges reflect our efforts over the past few months to meet with clients, subcontractors, suppliers and our project teams to evaluate and address the status of our current projects. I believe this strategic review, coupled with our increased scrutiny on new prospects, will deliver improved value for our shareholders.”

Corporate G&A expense for the second quarter of 2019 was $53 million compared with $18 million a year ago. Results for last year included a foreign exchange benefit of $25 million. Fluor’s cash and marketable securities balance at the end of the second quarter was $1.9 billion, flat to last quarter. During the quarter, the company generated $109 million in cash from operating activities, and paid out $29 million in dividends.

Outlook
Given today’s announcements and the ongoing strategic review of its business and operations, the Company is withdrawing all previously issued earnings per share guidance for 2019.

Business Segments

Fluor’s Energy & Chemicals segment reported a segment loss of $229 million, compared to a profit of $97 million in the second quarter of 2018. Results for the quarter include pre-tax charges of $186 million for late design changes, schedule-driven cost growth, including liquidated damages, and subcontractor negotiations on a fixed-price offshore project as well as $87 million for schedule-driven cost growth and client and subcontractor negotiations on two fixed-price downstream projects and scope reductions on a large upstream project. Results for the quarter also reflect $26 million related to pre-contract costs that were expensed due to the company’s continued evaluation of the probability of receiving an award and $19 million related to the removal of embedded foreign currency derivatives of the company’s joint venture in Mexico that were suspended and removed from backlog this quarter. Second quarter 2019 revenue was $1.4 billion compared to $2.0 billion a year ago. New awards in the second quarter were $732 million including a reimbursable contract for a refinery expansion project in the United Kingdom. Ending backlog was $15.5 billion compared to $12.4 billion a year ago. Revenue for the second half of 2019 for this segment is expected to decrease by 15-20% compared to the second half of 2018, while operating profit margins for the second half of this year are expected to improve modestly from the prior year.

The Mining, Industrial, Infrastructure & Power segment reported a segment loss of $122 million, compared to a segment profit of $41 million in the second quarter of 2018. Results for the quarter include charges of $109 million, resulting primarily from agreements in principle associated with client disputes on three gas-fired power projects and $55 million for forecast revisions on several fixed-price infrastructure projects. Revenue for the segment was $1.5 billion compared to $1.3 billion a year ago. New awards in the second quarter were $510 million. Ending backlog for the segment was $13.5 billion compared to $12.4 billion a year ago. Revenue for the segment in the second half of 2019 is expected to grow by 30-40% from the second half of 2018, primarily due to mining, with operating profit margins expected to remain in the 2-3% range for the second half of this year.

The Government segment reported a segment loss of $226 million, compared to a segment profit of $27 million a year ago. Results for the quarter include $233 million related to cost revisions for late engineering changes, cost growth and ongoing assessments of unapproved change orders on a fixed-price project for the Department of Defense where Fluor is a subcontractor. Revenue for the segment declined to $612 million from $868 million a year ago. New awards totaled $544 million for the quarter including a nine month extension for the LOGCAP IV program in Afghanistan. Ending backlog was $3.9 billion, up from $2.3 billion a year ago. Second half revenue for the Government segment is expected to decrease by approximately 5% from the second half of 2018, while operating profit margins in the second half are expected to be in the 3% range excluding NuScale.

The Diversified Services segment reported a segment profit of $4 million in the second quarter of 2019, compared to $29 million a year ago. Results for the quarter reflect lower contributions from the power services business and the completion of certain large projects in the equipment business. Revenue for the quarter was $578 million compared to $666 million in the second quarter of 2018. New awards totaled $574 million for the quarter and included a four year framework agreement for plant turnaround services for Ecopetrol on two refineries in Colombia. Ending backlog was $2.7 billion, up from $2.2 billion a year ago. Diversified Services revenue in the second half is expected to increase by 8-10% compared to the second half of 2018, while margins for the second half of 2019 should remain flat with the prior year.

Second Quarter Conference Call
Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, August 1, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com. The call will also be accessible by telephone at 800-458-4148 (U.S./Canada) or 323-794-2093. The conference ID is 1769290. A supplemental slide presentation will be available shortly before the call begins.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measure
This press release contains a discussion of consolidated segment profit (loss) that would be deemed a non-GAAP financial measure under SEC rules. Segment profit (loss) is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests excluding: corporate general and administrative expense; restructuring and other exit costs; interest expense; interest income; domestic and foreign income taxes; and other non-operating income and expense items. The company believes that consolidated segment profit (loss) provides a meaningful perspective on its business results as it is the aggregation of individual segment profit (loss) measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit (loss) to earnings (loss) before taxes is included in the press release tables.

About Fluor Corporation
Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 164 on the Fortune 500 list with revenue of $19.2 billion in 2018 and has more than 53,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "believes," "expects," is “positioned” or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, projected earnings level, revenue, margins, tax rate, expenses, market outlook, new awards, and backlog levels are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s Energy & Chemicals segment; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation, dispute resolution proceedings or claims, including claims for additional costs; failure of our joint venture or other partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions; client delays or defaults in making payments; the Company’s failure, or the failure of our agents or partners, to comply with laws; the use of estimates and assumptions in preparing our financial statements; the potential impact of certain tax matters; possible information technology interruptions or inability to protect intellectual property; new or changing legal requirements, including those relating to environmental, health and safety matters; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the inability to hire and retain qualified personnel; the loss of one or a few clients that account for a significant portion of the Company's revenues; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 21, 2019. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED JUNE 30	2019	2018
Revenue	$4,094.4	$4,883.8
Cost and expenses:
Cost of revenue	4,706.3	4,673.7
Corporate general and administrative expense	53.4	17.8
Restructuring and other exit costs	45.7	—
Interest expense, net	4.0	8.7
Total cost and expenses	4,809.4	4,700.2
Earnings (loss) before taxes	(715.0)	183.6
Income tax expense (benefit)	(121.5)	52.5
Net earnings (loss)	(593.5)	131.1
Less: Net earnings (loss) attributable to noncontrolling interests	(38.7)	16.3
Net earnings (loss) attributable to Fluor Corporation	$(554.8)	$114.8

Basic earnings (loss) per share
Net earnings (loss)	$(3.96)	$0.82
Weighted average shares	140.1	140.7
Diluted earnings (loss) per share
Net earnings (loss)	$(3.96)	$0.81
Weighted average shares	140.1	141.3

New awards	$2,359.0	$5,382.4
Backlog	$35,504.2	$29,324.0
Work performed	$3,985.3	$4,758.4

FLUOR CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(in millions, except per share amounts)
Unaudited

CONSOLIDATED OPERATING RESULTS

SIX MONTHS ENDED JUNE 30	2019	2018
Revenue	$8,287.1	$9,707.6
Cost and expenses:
Cost of revenue	8,837.4	9,439.7
Corporate general and administrative expense	114.4	75.0
Restructuring and other exit costs	73.1	—
Interest expense, net	9.6	18.3
Total cost and expenses	9,034.5	9,533.0
Earnings (loss) before taxes	(747.4)	174.6
Income tax expense (benefit)	(110.6)	55.5
Net earnings (loss)	(636.8)	119.1
Less: Net earnings (loss) attributable to noncontrolling interests	(23.6)	21.9
Net earnings (loss) attributable to Fluor Corporation	$(613.2)	$97.2

Basic earnings (loss) per share
Net earnings (loss)	$(4.38)	$0.69
Weighted average shares	140.0	140.4
Diluted earnings (loss) per share
Net earnings (loss)	$(4.38)	$0.69
Weighted average shares	140.0	141.3

New awards	$5,759.2	$7,918.5
Backlog	$35,504.2	$29,324.0
Work performed	$8,067.0	$9,468.4

FLUOR CORPORATION
Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT
($ in millions)

THREE MONTHS ENDED JUNE 30	2019		2018
Revenue
Energy & Chemicals	$1,397.1		$2,014.5
Mining, Industrial, Infrastructure & Power	1,507.6		1,335.4
Government	612.0		867.5
Diversified Services	577.7		666.4
Total revenue	$4,094.4		$4,883.8

Segment profit (loss) $ and margin % (2)
Energy & Chemicals	$(229.1)	(16.4)%	$97.2	4.8%
Mining, Industrial, Infrastructure & Power	(122.5)	(8.1)%	40.9	3.1%
Government(1)	(226.1)	(36.9)%	26.9	3.1%
Diversified Services	4.4	0.8%	28.8	4.3%
Total segment profit (loss) $ and margin %	$(573.3)	(14.0)%	$193.8	4.0%

Corporate general and administrative expense	(53.4)		(17.8)
Restructuring and other exit costs	(45.7)		—
Interest expense, net	(3.9)		(8.7)
Earnings (loss) attributable to noncontrolling interests	(38.7)		16.3
Earnings (loss) before taxes	$(715.0)		$183.6

SIX MONTHS ENDED JUNE 30	2019		2018
Revenue
Energy & Chemicals	$2,873.7		$3,957.5
Mining, Industrial, Infrastructure & Power	2,888.8		2,242.4
Government	1,396.7		2,198.0
Diversified Services	1,127.9		1,309.7
Total revenue	$8,287.1		$9,707.6

Segment profit (loss) $ and margin % (2)
Energy & Chemicals	$(209.7)	(7.3)%	$202.9	5.1%
Mining, Industrial, Infrastructure & Power	(122.1)	(4.2)%	(79.5)	(3.5)%
Government(1)	(209.5)	(15.0)%	75.1	3.4%
Diversified Services	14.6	1.3%	47.6	3.6%
Total segment profit (loss) $ and margin %	$(526.7)	(6.4)%	$246.1	2.5%

Corporate general and administrative expense	(114.4)		(75.0)
Restructuring and other exit costs	(73.1)		—
Interest expense, net	(9.6)		(18.3)
Earnings (loss) attributable to noncontrolling interests	(23.6)		21.8
Earnings (loss) before taxes	(747.4)		174.6
(1) Includes research and development expenses associated with NuScale totaling $18 million and $34 million for the three and six months ended June 30, 2019, respectively, compared to $24 million and $47 million for the three and six months ended June 30, 2018, respectively.
(2) Segment profit margin % is calculated as segment profit divided by segment revenue.

FLUOR CORPORATION
Unaudited

SELECTED BALANCE SHEET ITEMS
($ in millions)
	June 30, 2019	December 31, 2018
Cash and marketable securities	$1,930.4	$1,979.6
Total current assets	5,157.6	5,440.9
Total assets	8,973.9	8,913.6
Total short-term debt	41.6	26.9
Total current liabilities	4,057.7	3,552.5
Long-term debt	1,657.2	1,661.6
Shareholders' equity	2,374.2	2,963.2

SELECTED CASH FLOW ITEMS
($ in millions)

SIX MONTHS ENDED JUNE 30	2019	2018

Cash provided (utilized) by operating activities	$91.4	$(132.6)

Investing activities
Net sales and maturities (purchases) of marketable securities	141.6	171.4
Capital expenditures	(100.8)	(110.4)
Proceeds from disposal of property, plant and equipment	25.2	40.1
Investments in partnerships and joint ventures	(27.1)	(16.7)
Other items	5.1	(0.4)
Cash provided by investing activities	44.0	84.0

Financing activities
Dividends paid	(59.3)	(59.6)
Net proceeds from issuance of commercial paper	—	49.6
Distributions paid to noncontrolling interests, net of capital contributions	(7.8)	(28.4)
Other items	9.3	(2.0)
Cash utilized by financing activities	(57.8)	(40.4)

Effect of exchange rate changes on cash	14.9	(33.1)

Increase (decrease) in cash and cash equivalents	$92.5	$(122.1)

Depreciation	$87.9	$102.5

FLUOR CORPORATION
Supplemental Fact Sheet
Unaudited
NEW AWARDS
($ in millions)

THREE MONTHS ENDED JUNE 30	2019		2018

Energy & Chemicals	$732	31%	$493	9%
Mining, Industrial, Infrastructure & Power	510	22%	3,629	68%
Government	543	23%	747	14%
Diversified Services	574	24%	513	9%
Total new awards	$2,359	100%	$5,382	100%

SIX MONTHS ENDED JUNE 30	2019		2018

Energy & Chemicals	$1,734	30%	$1,214	15%
Mining, Industrial, Infrastructure & Power	1,766	31%	4,968	63%
Government	875	15%	790	10%
Diversified Services	1,384	24%	946	12%
Total new awards	$5,759	100%	$7,918	100%

BACKLOG TRENDS
($ in millions)

AS OF JUNE 30	2019		2018

Energy & Chemicals	$15,461	44%	$12,404	42%
Mining, Industrial, Infrastructure & Power	13,455	38%	12,381	42%
Government	3,916	11%	2,320	8%
Diversified Services	2,672	7%	2,219	8%
Total backlog	$35,504	100%	$29,324	100%

United States	$11,094	31%	$10,615	36%
The Americas (excluding the United States)	13,716	39%	3,594	12%
Europe, Africa and the Middle East	8,787	25%	11,534	40%
Asia Pacific (including Australia)	1,907	5%	3,581	12%
Total backlog	$35,504	100%	$29,324	100%